[CERTAIN PORTIONS OF THIS EXHIBIT CONTAIN CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT ARE IDENTIFIED AS [REDACTED] AND HAVE BEEN OMITTED.]

AUTOMATIC YEARLY RENEWABLE TERM REINSURANCE AGREEMENT
(the “Agreement”)

Effective April 1, 2017 (the “Effective Date”)

between

SYMETRA LIFE INSURANCE COMPANY
West Des Moines, Iowa (the “Company”)

and

M LIFE INSURANCE COMPANY
Denver, Colorado (the “Reinsurer”)

Table o f Contents

Article I    Preamble
Article II    Automatic Reinsurance
Article III    Facultative Reinsurance
Article IV    Liability
Article V    Reinsured Risk Amount
Article VI    Premium Accounting
Article VII    Reserves
Article VIII    Reductions, Terminations and Changes Article IX    Conversions, Exchanges and Replacements Article X    Claims
Article XI    Retention Limit Changes
Article XII    General Provisions
Article XIII    DAC Tax
Article XIV    Insolvency
Article XV    Reinsurer’s Right of Notice of Material Underwriting Changes Article XVI    Arbitration
Article XVII    Confidentiality
Article XVIII    Duration of Agreement
Article XIX    Execution

Exhibit A    Retention Limits of the Company
Exhibit B    Plans Covered
Exhibit C    Automatic Binding Limits
Exhibit D-1    Self-Administered Reporting
Exhibit D-2    Request for Financial Reporting Information Exhibit E    Reinsurance Premiums
Exhibit F    Underwriting Guidelines & Notification
Exhibit G    Conversion Premiums
Exhibit H    Reinsurance Treaty Checklist

ARTICLE I

PREAMBLE

1)Parties to the Agreement. This is a Yearly Renewable Term Reinsurance Agreement for indemnity reinsurance (the “Agreement”) solely between M Life Insurance Company, Denver, Colorado (the “Reinsurer”), and Symetra Life Insurance Company, West Des Moines, Iowa (the “Company”), also individually referred to as the “Party” or collectively referred to as the “Parties”.

The acceptance of risks under this Agreement will create no right or legal relationship between the Reinsurer and any other party, including the insured, owner or beneficiary of any insurance policy or other contract of the Company.

The Agreement will be binding upon the Company and the Reinsurer and their respective successors and assigns.

2)Compliance. This Agreement applies only to the issuance of insurance by the Company in a jurisdiction in which it is properly licensed.

The Company and the Reinsurer each represents that, to the best of its knowledge, it is in material compliance with all state and federal laws and regulations applicable to the business reinsured under this Agreement. In the event that either Party is found to be in material non- compliance with any such law or regulation material to this Agreement, the Agreement will remain in effect and the non-compliant Party will indemnify the other Party for any direct loss that Party may have suffered as a result of the non-compliance, and the non-compliant Party will seek to remedy the non-compliance immediately upon discovery thereof.

3)Construction. This Agreement will be construed in accordance with the laws of the state of Iowa. Furthermore, this Agreement is a freely negotiated contract between the Company and the Reinsurer and will not be construed against either Party due to the fact that it was the party that drafted the Agreement.

4)Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the business reinsured hereunder. There are no understandings between the Parties other than as expressed in this Agreement. Any change or modification to this Agreement will be null and void unless made by amendment to this Agreement and signed by both Parties, except as otherwise provided herein.

5)Waiver. Either Party may choose to waive any provision or right under this Agreement under which performance is owed to them by the other party. Any waiver of provisions or rights by a party to this Agreement must be in writing signed by a duly authorized representative of the party granting the waiver. If either Party so elects, it will not be considered to be a permanent waiver of such provision nor in any way affect the validity of this Agreement. The applicable Party will still have the right to insist upon the strict adherence to that provision or any other provision of this Agreement in the future.

ARTICLE I CONTINUES…

1.Severability. If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not impair or affect the validity or the enforceability of the remaining provisions of this Agreement to the extent that enforcement of such remaining provisions is consistent with the original intent of the Parties which is inferred from the provisions of the entire Agreement.

2.Assignment. Neither Party may assign, transfer, sell, convey or otherwise dispose of any of its rights, duties or obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that this provision shall not be interpreted to prevent (i) either Party from assigning, conveying, or reinsuring all or any part of its retained or assumed risks to one or more licensed insurance companies that are affiliated with the Party, (ii) the Company from reinsuring any part of its retained risks with respect to the reinsured policies on an indemnity basis for risk in excess of its maximum dollar retention, (iii) the Company from entering into any financial or surplus relief, catastrophic or risk pooling type reinsurance transactions with respect to reinsured policies, or (iv) the Reinsurer from retroceding all or any part of its assumed risk on an indemnity basis or otherwise.

3.Good Faith. The Parties agree that this Agreement is entered into with the understanding that the principles of good faith traditional to reinsurance shall be adhered to in the formation and performance of this Agreement and shall govern the Parties’ rights and obligations. This Agreement is entered into in reliance of the utmost good faith of the Parties including, for example, their warranties, representations.

4.Designees The Reinsurer may designate one or more Designees to perform certain functions under this Agreement. The Designee will be defined as either the Company or one or more of the Reinsurer’s retrocessionaires. Retrocessionaires refer to any reinsurers with which the Reinsurer has entered into a third-party reinsurance arrangement for the purpose of ceding mortality risk. A retrocessionaire may be appointed as a Designee on the Reinsurer’s behalf in order for the Reinsurer to satisfy certain rights and obligations pursuant to the terms and conditions of this Agreement. Such functions generally include, but are not limited to:

a.Performing facultative underwriting reviews and extending facultative offers to the Company;
▪The retrocessionaire Designee may perform facultative underwriting reviews with and extend facultative offers to the Company on behalf of the Reinsurer, per Article III, Facultative Reinsurance, with specific acceptance of any facultative offers only to be provided explicitly by the Reinsurer in conjunction with the Company;
▪The Company may contact the Reinsurer’s retrocessionaire Designees directly to discuss a facultative case that is being considered for placement under this Agreement; or

b.Performing claims reviews, underwriting audits, or administrative audits of the Company;
▪The retrocessionaire Designee may perform claims reviews of the Company, on the Reinsurer’s behalf, in order for the Reinsurer to satisfy its obligation under any inspection or audit provision present in agreements with its retrocessionaires; or

c.Reimbursing claims payments to the Company;
▪The retrocessionaire Designee may reimburse claims payments, on the Reinsurer’s behalf, directly to the Company in accordance with Article X, Claims.
ARTICLE I CONTINUES…

Notwithstanding the above, the Reinsurer’s retrocessionaire(s) will not be provided with any reinsurance information related to the reinsured policies where such reinsurance information is not related to this Agreement.

Any other functions the Reinsurer chooses a Designee to perform that are not expressly described in this Agreement must receive prior written approval from the Company.

The Reinsurer shall be and will remain responsible under this Agreement in respect of all duties and obligations to a Designee.

…END OF ARTICLE I

ARTICLE II

AUTOMATIC REINSURANCE

1)General Conditions. On and after the effective date of this Agreement, the Company will automatically cede to the Reinsurer a portion of the life insurance policies, supplementary benefits, and riders listed in Exhibit B.

The Reinsurer will automatically accept its share of the above-referenced policies up to the limits shown in Exhibit C, provided that:

a.the Company keeps its full retention, as specified in Exhibit A, or otherwise holds its full retention on a life under previously issued inforce policies and does not transfer, assign, convey, reinsure or otherwise dispose of such retention without the Reinsurer’s written consent, which consent shall not be unreasonably withheld; provided, however, that this provision shall not be interpreted to prevent (i) the Company from assigning, conveying, or reinsuring all or any part of its retained risks to one or more licensed insurance companies that are affiliated with the Company, or (ii) the Company from reinsuring any part of its retained risks with respect to the reinsured policies on an indemnity basis or otherwise, in each case, without the Reinsurer’s written consent;

b.the Company applies its normal underwriting guidelines, rules and manual, as specified in Exhibit F, as shared with, and approved by, the Reinsurer. Material changes to the underwriting guidelines, rules and manual are subject to the provisions of Article XV of this Agreement;

c.HIV antibody testing has been performed according to the Company’s agreed upon testing guidelines for underwritten business;

d.the total of the new ultimate amount of reinsurance required including contractual increases, and the amount already reinsured on that life under this Agreement and all other agreements between the Reinsurer and the Company, does not exceed the Automatic Binding Limits set out in Exhibit C;

e.the amount of life insurance in force in all companies for an individual life, including any amount to be replaced, but excluding 1035 amounts where a signed absolute assignment form has been obtained, plus the amount currently applied for on the same life, plus the required contractual increases on all such coverage, does not exceed the Jumbo Limit stated in Exhibit C;

f.the application is on a life that has not been submitted facultatively to the Reinsurer or any other reinsurer within the last three (3) years, unless the reason for any prior facultative submission was solely for capacity that may now be accommodated within the terms of this Agreement or that the medical reason for the original facultative submission no longer exists; and

g.The insured is a citizen and/or permanent resident of a country listed in Exhibit C.

…END OF ARTICLE II

ARTICLE III

FACULTATIVE REINSURANCE

1)Procedure. The Company may submit an application on a plan or rider listed in Exhibit B to the Reinsurer for its consideration on a facultative basis.

If the Company is only requesting for the Reinsurer’s available retention on an application which meets all the terms of Article II Automatic Reinsurance with the exception of either automatic binding limits or jumbo limits, the application shall be submitted to the Reinsurer on a facultative obligatory basis. On such application, the Company will submit the necessary information for the Reinsurer to verify its available retention, including name of applicant and date of birth, but the Company will not submit and any underwriting or financial information. The Reinsurer in turn must offer its full available retention to the Company who will be solely responsible for underwriting the case. If such a case is issued, the Company will notify the Reinsurer in the same manner as if the policy was reinsured automatically with the exception that the cession code with be “Fac Ob”.

For other facultative submissions, the Company will apply for reinsurance by sending the Reinsurer an application form showing the details of the risk. Together with the application, the Company will send copies of all underwriting evidence that is available for risk assessment including, but not limited to, copies of the original application for insurance, medical examiners’ reports, attending physicians’ statements, inspection reports, and any other papers bearing on the insurability of the risk. The Company will also notify the Reinsurer of any outstanding underwriting requirements at the time of the facultative submission. Any subsequent information received by the Company that is pertinent to the risk assessment will be promptly transmitted to the Reinsurer.

After consideration of the application and related papers, the Reinsurer will promptly inform the Company of its underwriting decision. If the underwriting decision is acceptable to the Company, the Company will send written notification to the Reinsurer of its underwriting decision and in the agreed upon format.

The Reinsurer will hold its offer on a pending case open for one hundred twenty (120) calendar days, unless otherwise specified by the Reinsurer. At the end of this time the Reinsurer’s offer will, in the absence of notification of case status, expire and the Reinsurer will close its file and consider the offer to reinsure formally withdrawn.

2)Conditions. The relevant terms and conditions of this Agreement will apply to those facultative offers made by the Reinsurer and accepted by the Company. For clarity, the requirement of written underwriting acceptance by the Company does not apply to facultative obligatory situations.

3)Continuing Notice. Both prior to and subsequent to the Reinsurer’s acceptance of risk, the Company will send to the Reinsurer, all information that is related to the liability of such risk. For clarity, this provision for not apply to facultative obligatory situations.

…END OF ARTICLE III

ARTICLE IV

LIABILITY

1)Automatic and Facultative Obligatory Reinsurance. For automatic and facultative obligatory reinsurance, the Reinsurer’s liability will commence at the same time as the Company’s liability, and will continue in accordance with the terms and conditions of this Agreement, and will end at the same time as that of the Company. Payment by the Company to the Reinsurer of reinsurance premium is a condition precedent to the Reinsurer’s liability hereunder.

2)Facultative Reinsurance. The liability of the Reinsurer on any facultative reinsurance under this Agreement will commence at the same time as that of the Company, provided that the Reinsurer has given the Company a written unconditional offer on the application for reinsurance, and the Company has notified the Reinsurer in writing of its acceptance within one hundred twenty (120) calendar days of the offer and acts in accordance with the Reinsurer’s offer and the terms of this Agreement. The Reinsurer will become liable for its share, provided that the policy has been delivered according to the usual procedures of the Company and that the Company has followed its facultative rules for reinsurance placement.

3)Temporary Insurance Coverage. The Reinsurer will accept liability on the Company’s Temporary Insurance Coverage up to its share of the amount shown in Exhibit C, provided that the Company follows its normal cash-with-application procedures for such coverage. All Temporary Insurance Coverage forms in use by the Company, as well as any subsequent changes or modifications, must be approved in writing by the Reinsurer.

Automatic and Facultative Obligatory. The Reinsurer’s liability will commence and end simultaneously with the Company’s Temporary Insurance coverage, not to exceed the amount shown in Exhibit C.

Facultative. For those risks submitted facultatively, in accordance with the provisions of Section 2, above, the Reinsurer’s liability will commence and end simultaneously with the Company’s, provided that the Reinsurer’s facultative offer has been accepted by the Company and the Company has followed its facultative rules for reinsurance placement. If the proposed insured dies prior to the completion of the underwriting process, the Reinsurer will continue to underwrite the risk to determine if a facultative offer would have been made on the risk. If so and the Company accepts its facultative offer, provided that the risk has been placed according to the Company’s usual rules for facultative reinsurance placement, the Reinsurer will accept liability for the risk, subject to the other provisions of this Article.

4)Conditional Receipt Coverage. Conditional Receipt coverage is not reinsured under this Agreement.

…END OF ARTICLE IV

ARTICLE V

REINSURED RISK AMOUNT

1)Life.    Reinsurance under this Agreement is on a Yearly Renewable Term basis.    The reinsurance benefit will be determined in the manner described below.

a)Fixed Benefit Plans and Riders. The reinsurance benefit is the death benefit of the policy times the Reinsurer’s quota share percentage, as stated in Exhibit C.

b)Interest Sensitive Plans and Riders. The net amount at risk of the policy is defined to be the death benefit minus the greater of i) the Proxy Economic Reserve or ii) the account value. The reinsured net amount at risk is the net amount at risk of the policy at each policy duration times the Reinsurer’s quota share percentage, as stated in Exhibit C.

For interest sensitive policies issued without a no-lapse guarantee rider, the proxy economic reserve is deemed to equal the account value.

2)Waiver of Mortality Risk Premium. Waiver of Mortality Risk Premium is not reinsured under this Agreement.

3)Accidental Death Benefit. Accidental Death Benefit is not reinsured under this Agreement.

4)Accelerated Benefit. Accelerated Benefit, as a result of a Terminal or Chronic Illness, when such benefit is at no cost to the insured, is reinsured under this Agreement.

…END OF ARTICLE V

ARTICLE VI

PREMIUM ACCOUNTING

1)Premiums. Reinsurance premium rates for life insurance and other benefits reinsured under this Agreement are shown in Exhibit E. The premium rates will be applied to the reinsured net amount at risk and paid by the Company to the Reinsurer.

2)Payment of Premiums and Reporting. Reinsurance premiums are payable annually in advance, reported and payable monthly. Each reporting period, the Company will self- administer the calculation and payment of reinsurance premium due and, within forty five (45) calendar days after the end of the reporting period, will send the Reinsurer a report that contains the information shown in Exhibit D-1 and Exhibit D-2, showing reinsurance premiums due for that reporting period. If an amount is due to the Reinsurer, the Company will remit that amount together with the statement. If an amount is due to the Company, the Reinsurer will remit such amount within forty five (45) calendar days of receipt of the statement.

3)Delayed Payment. Premium balances that remain unpaid for more than sixty (60) calendar days from the due date will incur interest from the end of the reporting period. Interest will be calculated at the rate shown in Article XII.4.

4)Failure to Pay Premiums. The payment of reinsurance premiums is a condition precedent to the liability of the Reinsurer for reinsurance covered by this Agreement. In the event that reinsurance premiums are not paid within sixty (60) calendar days of the due date, the Reinsurer will have the right to terminate the reinsurance under all policies having reinsurance premiums in arrears. If the Reinsurer elects to exercise its right of termination, it will give the Company ninety (90) calendar days written notice of its intention to terminate such reinsurance.

If all reinsurance premiums in arrears, including any that become in arrears during the ninety
(90) calendar day notice period, are not paid before the expiration of the notice period, the Reinsurer will be relieved of all liability under those policies as of the last date to which premiums have been paid for each policy, less any cash values, recapture reserve amounts or other reinsurance payments due. Reinsurance on policies on which reinsurance premiums subsequently fall due will automatically terminate as of the last date to which premiums have been paid for each policy, unless reinsurance premiums on those policies are paid on or before their Remittance Dates.

Terminated reinsurance may be reinstated, subject to approval by the Reinsurer, within thirty
(30) calendar days of the date of termination, and upon payment of all reinsurance premiums in arrears including any interest accrued thereon. The Reinsurer will have no liability for any claims incurred between the date of termination and the date of the reinstatement of the reinsurance. The right to terminate reinsurance will not prejudice the Reinsurer’s right to collect premiums, net of other payments due from the Reinsurer to the Company on such policies, for the period during which reinsurance was in force prior to the expiration of the ninety (90) calendar day notice.

The Company will not force termination under the provisions of this Article solely to avoid the recapture provisions of this Agreement, or to transfer the reinsured policies to another reinsurer.
ARTICLE VI CONTINUES…

1.Premium Rate Guarantee. The Reinsurer anticipates continuing to accept premiums on the basis of the rates shown in Exhibit E, however, the life reinsurance rates in this Agreement cannot be guaranteed for more than one year. Should the Reinsurer increase the life reinsurance rates on any block of inforce business reinsured under this Agreement by a greater percentage than the Company has raised its cost of insurance charges, which the Company acknowledges and agrees the Reinsurer has the right to do for any reason, the Reinsurer will provide the Company with ninety (90) calendar days prior written notice, and the Company has the right to immediately recapture any business affected by such change, without payment of a recapture fee.

The Reinsurer guarantees that the premium rates applicable to the business reinsured under this Agreement will not exceed the greater of the rates shown in Exhibit E and the YRT net premiums at the applicable statutory minimum valuation mortality table and statutory maximum interest rate for the reinsured business.

The Company will provide written notice to the Reinsurer within sixty (60) calendar days of implementing any increase in the Company’s retail premiums or cost-of-insurance charges to the policyowner on any business reinsured under this Agreement. Such notice will be provided with respect to such increases to new business and to inforce business.

2.Electronic Data Transmission. The Company shall report its reinsurance transactions via electronic media. The Company shall consult with the Reinsurer to determine the appropriate reporting format. Should the Company subsequently desire to make changes in the data format or the code structure, the Company shall communicate such change(s) to the Reinsurer in writing (describing in reasonable detail the changes).

3.Unearned Premium. The Reinsurer will refund any net unearned premium upon death, surrender, or other termination.

4.Reinsurance Premiums after Acceleration. If the accelerated benefit is reinsured hereunder and if a policy is accelerated under a lien approach (discount applied at death), the reinsurance premiums will continue to be paid as if there had been no acceleration. If the policy is accelerated under a non-lien approach (discount applied at time of acceleration), the reinsurance premiums will continue to be paid on the reinsured net amount at risk of the policy that is net of the Reinsurer’s portion of the accelerated amount.

Irrespective of the acceleration approach, if the accelerated benefit is not reinsured, the Reinsurer does not participate in the acceleration and the reinsurance premiums will continue to be paid on the policy as if there had been no acceleration.

…END OF ARTICLE VI

ARTICLE VII

RESERVES

1) Reserves. The Parties intend that the Company will receive statutory reserve credit in its state of domicile for the insurance risks ceded to the Reinsurer. The Parties agree to make all reasonable efforts to ensure that this is accomplished.

…END OF ARTICLE VII

ARTICLE VIII

REDUCTIONS, TERMINATIONS AND CHANGES

Whenever a change is made in the status, plan, amount or other material feature of a policy reinsured under this Agreement, the Reinsurer will, upon receipt of notification of the change, provide adjusted reinsurance coverage in accordance with the provisions of this Agreement. The Company will notify the Reinsurer of any such change with the next statement following the month in which the change was made.

1)Reductions and Terminations. In the event of the reduction, lapse, or termination of a policy or policies reinsured under this Agreement or any other agreement, the Company will reduce or terminate reinsurance on that life. The reinsured amount on the life with all reinsurers will be reduced, effective on the same date, by the amount required such that the Company maintains its retention as defined under this Agreement.

The reinsurance reduction will apply first to the policy or policies being reduced and then, on a chronological basis, to other reinsured policies on the life, beginning with the oldest policy. If a fully retained policy on a life that is reinsured under this Agreement is terminated or reduced, the Company will reduce the existing reinsurance on that life by a corresponding amount, with the reinsurance on the oldest policy being reduced first. If the amount of reduction exceeds the risk amount reinsured, the reinsurance on the policy or policies will be terminated.

The Reinsurer will refund any unearned reinsurance premiums net of allowances. However, the reinsured portion of any policy fee (if applicable – See Exhibit E) will be deemed earned for a policy year if the policy is reinsured during any portion of that policy year.

2)Increases

a.Noncontractual Increases. If the amount of insurance is increased as a result of a noncontractual change, the increase will be underwritten by the Company in accordance with its customary standards and procedures and will be considered new business under this Agreement. The Reinsurer’s written approval is required if the original policy was reinsured on a facultative or facultative obligatory basis or if the new amount will cause the reinsured amount on the life to exceed either the Automatic Binding Limits or the Jumbo Limits shown in Exhibit C.

b.Contractual Increases. The Reinsurer will assume its proportional share of the increase in amount. For policies reinsured on an automatic basis, reinsurance of increases in amount resulting from contractual policy provisions will be accepted only up to the Automatic Binding Limits shown in Exhibit C. For policies reinsured on a facultative basis, the amount of reinsurance must not exceed the amount included in the facultative offer. For policies reinsured on a facultative obligatory basis, the amount of reinsurance must not exceed the Reinsurer’s available retention at the time such amount was provided to the Company.

Irrespective of whether the increase is contractual or non-contractual, if the original amount and the increase are considered new business by the Company, then the entire amount will be ceded as new business under the Company’s reinsurance agreements open to new business.

ARTICLE VIII CONTINUES…

If only the amount of increase is considered new business by the Company, then the increase will be treated as new business for reinsurance purposes, will be ceded to the Reinsurer as such under this Agreement and subject to all new business provisions of this Agreement. For clarity, the original amount will continue to be reinsured with the Reinsurer under this Agreement using the point-in-scale reinsurance rates.

If the original amount and the increase are not considered new business by the Company, then reinsurance of both the original amount and the increase will continue with the Reinsurer under this Agreement using point-in-scale reinsurance rates.

For purposes of this Article, new business is defined in Article IX.

1.Risk Classification Changes. If a Policy was initially ceded to the Reinsurer on an automatic or facultative obligatory basis and if, following the consideration of new underwriting evidence, the Company makes a change to the risk classification in accordance with its underwriting guidelines, the same change will be made to the reinsurance coverage. If such change is being made on a facultatively reinsured policy, the change is subject to the Reinsurer’s approval. If following the consideration of new underwriting evidence, the Company can place the Policy at a lower mortality rating or better underwriting class than that of the Reinsurer, then the Company will have the right to terminate the reinsurance. However, the Company will provide the Reinsurer an opportunity to quote anew and will use best efforts to maintain the existing reinsurance.

Any such change affecting the reinsurance will be on a point-in-scale basis at the revised risk classification and effective with the date of the change. The Reinsurer will refund any unearned reinsurance premiums, net of reinsurance allowances, paid by the Company prior to the change of mortality rating or underwriting class as calculated on the date of the policy change.

2.Reinstatement. If a policy reinsured on an automatic or facultative obligatory basis is reinstated in accordance with its terms and in accordance with Company rules and procedures (a copy of which shall have been provided to the Reinsurer prior to any such reinstatement), or if such a policy is reinsured on a facultative basis and has been in terminated status for no more than ninety (90) calendar days, the Reinsurer will, upon notification of reinstatement, reinstate the reinsurance coverage. If a policy reinsured on a facultative basis, which has been in terminated status for more than ninety (90) calendar days, is reinstated, written approval by the Reinsurer will be required prior to the reinstatement of the reinsurance.

Upon reinstatement of the reinsurance coverage, the Company will pay the contractual reinsurance premiums.

3.Nonforfeiture Benefits.

a.Extended Term. If the original policy lapses and extended term insurance is elected under the terms of the policy, reinsurance will continue on the same basis as under the original policy until the expiry of the extended term period.

b.Reduced Paid-up. If the original policy lapses and reduced paid-up insurance is elected under the terms of the policy, the amount reinsured will be reduced in accordance with paragraph 1.

ARTICLE VIII CONTINUES…

1.Cash Surrenders. The Reinsurer does not participate in cash surrenders.

2.Policy Loans. The Reinsurer does not participate in policy loans or other forms of indebtedness on policies reinsured under this Agreement; therefore, policy loans do not affect the amount of reinsurance.

…END OF ARTICLE VIII

ARTICLE IX

CONVERSIONS, EXCHANGES AND REPLACEMENTS

If a policy reinsured under this Agreement is converted, exchanged or replaced, the Company will promptly notify the Reinsurer. Unless mutually agreed otherwise, policies that are not reinsured with the Reinsurer and that exchange or convert to a plan covered under this Agreement will not be reinsured hereunder, unless such conversion, exchange or replacement is treated as new business.

1)Conversions. The Reinsurer will continue to reinsure policies resulting from the contractual conversion of any policy or rider reinsured under this Agreement, in an amount not to exceed the original amount reinsured hereunder. Reinsurance premiums for a policy resulting from a contractual conversion will be the conversion rates shown in Exhibit G.

If the conversion results in an increase in the risk amount, the policy will be underwritten by the Company in accordance with underwriting guidelines in effect at the time of the increase. If there is a change in the policy at time of conversion, the change will be governed by the provisions of Article VIII – Reductions, Terminations and Changes.

2)Exchanges and Replacements. A policy resulting from an exchange or replacement will be underwritten by the Company in accordance with its underwriting guidelines, standards and procedures for exchanges and replacements. If the Company’s guidelines treat the policy as new business, then the reinsurance will also be considered new business. For purposes of this Article, new business is defined as those policies on which:

a.The Company has obtained complete and current underwriting evidence on the full amount; and
b.The full normal commissions are paid for the new plan; and
c.The Suicide and Contestable provisions apply as if the policy were newly issued, unless prohibited by law.

If the policy resulting from an exchange or replacement is considered new business, the policy will be reinsured under the appropriate reinsurance agreement open to new business. If the policy resulting from an exchange or replacement is not considered new business, it will continue to be reinsured under this Agreement where the reinsurance premiums will be on a point-in-scale basis from the issue age of the original policy. If there is a change in the policy at time of exchange or replacement, the change will be governed by the provisions of Article VIII – Reductions, Terminations and Changes.

The Reinsurer’s approval will be required if the original policy was reinsured on a facultative basis and requires full underwriting at time of exchange or replacement.

…END OF ARTICLE IX

ARTICLE X

CLAIMS

Claims covered under this Agreement include only death claims, which are those due to the death of the insured on a policy reinsured under this Agreement, and any additional benefits specified in Exhibit B, which are provided by the underlying policy and are reinsured under this Agreement.

1)Notice. The Company will notify the Reinsurer, as soon as reasonably possible, after it receives a claim on a policy reinsured under this Agreement.

2)Proofs. The Company will promptly provide the Reinsurer with proper claim proofs, including a copy of the proof of payment by the Company, a copy of the claimant statement, and a copy of the insured’s death certificate or other satisfactory evidence that the insured is deceased. In addition, the Reinsurer may request a copy of all papers and information in connection with the claim.

3)Liability. As soon as the Reinsurer receives proper claim notice and proof of the claim, the Reinsurer will promptly examine the claim and determine eligibility for reimbursement due the Company as described below. Within ten (10) business days of having received the proper claim notice and proof of the claim, the Reinsurer may assert a good faith objection to the Company that a claim does not fall within the terms of the Agreement and shall provide written notice to the Company, including email, and sufficient details concerning the dispute as reasonably necessary to allow the Company to respond.

The Company's contractual liability for policies reinsured under this Agreement is binding on the Reinsurer. The Company agrees to act in good faith and in accordance with its standard claims practices applicable for all claims, regardless if reinsured when enforcing the terms and conditions of the Policies in connection with the administration, negotiation, payment, denial or settlement of a claim. However, for claims incurred during the contestable period, if the total amount of reinsurance ceded to all reinsurers on the policy is greater than the amount retained by the Company, or if the Company retained less than its usual retention on the policy, or if the policy was ceded on a facultative basis, the Company will consult with the Reinsurer before conceding liability or making settlement to the claimant. The Company will wait ten (10) business days or less if judicially or legally required (“waiting period”), for the Reinsurer’s response. If the Reinsurer fails to respond within the waiting period, it will have deemed to have agreed with the decision of the Company.

The total reinsurance recoverable from all companies will not exceed the Company's total contractual liability on the policy, less the amount retained. The maximum reinsurance death benefit payable to the Company under this Agreement is the risk amount specifically reinsured with the Reinsurer. The Reinsurer will also pay its proportionate share of the interest that the Company pays on the death proceeds until the date of settlement.

Within fifteen (15) calendar days after the end of each calendar quarter, the Company shall provide the Reinsurer with a death claims report that identifies which claims were paid by the Company in the quarter being reported and the amount of reimbursement expected from the Reinsurer.
ARTICLE X CONTINUES…

For all undisputed reinsurance claims for which the Company has provided proper claim proofs in accordance with this Article, the Reinsurer shall accept the good faith decision of the Company and make payment to the Company within forty five (45) calendar days of receipt of the quarterly death claim reimbursement report, as long as the reinsurance premiums have been computed and paid in accordance with Article VI, Premium Accounting. Any undisputed reinsured claim(s) included in the quarterly death claim reimbursement report which remains within the ten (10) business day review period from the time the Reinsurer has received all proper claim notice and proof of the claim, will be included in the next quarterly death claim reimbursement report and paid by the Reinsurer accordingly.

The Company reserves the right to charge an interest penalty for recoverable payments delayed longer than sixty (60) calendar days after receipt of the initial quarterly death claim reimbursement report or for claims where the Reinsurer’s delayed written approval routinely defers payment into the next quarterly death claim reimbursement report.

The Reinsurer must notify the Company, in writing, of their intent to dispute any reinsured claim. Such notification must occur within ten (10) business days of having first received notification of the claim by the Company. The Company and the Reinsurer agree to use best efforts to resolve the dispute as soon as possible as set forth in Article XVI, Arbitration. The Company will not include any disputed reinsured claim on the quarterly death claim reimbursement report until the dispute has been resolved.

It is expected that payment for reinsured claims will be made directly by the Reinsurer to the Company, but on an exception basis, subject to the prior written consent of the Company, the Company may receive some or all of the reinsured amount on a claim through a third-party retrocessionaire that has been designated by the Reinsurer to perform claim payment duties. Any designation by the Reinsurer of a claim payment designee will not in any way alter the roles, duties, obligations and responsibilities of the Reinsurer under this Agreement. The Reinsurer shall be entitled to recover from the Company, through offset or otherwise, any amounts paid by the Reinsurer or the designee on claims that are subsequently determined as not qualifying for reimbursement.

The Reinsurer’s liability to pay is expressly conditioned on the claim qualifying for reimbursement as set forth in this Agreement. Similarly, the Reinsurer acknowledges that non- payment of undisputed reinsured claims under this Agreement constitutes a material breach of the terms of this Agreement.

1.Settlement. Life benefit payments, including interest, will be made in a single sum, regardless of the Company’s settlement options.

ARTICLE X CONTINUES…

1.Contested Claims. The Company will promptly notify the Reinsurer of its intention to contest, compromise, or litigate a claim involving a reinsured policy. The Company will also promptly and fully disclose all information relating to the claim, including investigation papers, underwriting file, and underwriter’s notes. Upon receipt of all documents, the Reinsurer will have fifteen (15) business days, or less if legally or judicially required, to notify the Company in writing of its decision to accept or decline participation in the contest, compromise, or litigation. If the Reinsurer has accepted participation, the Company will promptly advise the Reinsurer of all significant developments in the claim investigation, including notification of any legal proceedings against it in response to denial of the claim. If the Reinsurer fails to notify the Company in writing of its decision to accept or decline participation in the contest, compromise, or litigation within the timeframe stated above, the Reinsurer will have been deemed to have agreed with the Company’s proposed course of action or inaction.

If the Reinsurer does not accept participation, the Reinsurer will then fulfill its obligation by paying the Company its full share of the reinsured policy benefits and will be relieved of all future liability on the claim, and will not share in any subsequent reduction or increase in liability. The Reinsurer will also pay its share of covered expenses, which exclude litigation expenses, incurred to the date it notified the Company that it declined to be a party in the contest, compromise or litigation.

If the Reinsurer accepts participation, or has been deemed to have accepted participation, and the Company’s contest, compromise, or litigation results in a reduction or increase in liability, the Reinsurer will share in any such reduction or increase in proportion to its share of the risk on the contested policy.

2.Claim Expenses. The Reinsurer will pay its share of reasonable investigation and legal expenses connected with the litigation or settlement of contested claims on which the Reinsurer has been advised in writing pursuant to Section 5, above, and the Reinsurer has agreed in writing, or has been deemed to have agreed, with the Company to participate in the contest.

The Reinsurer will reimburse the Company for routine claim investigation and administration expenses incurred on an outsourced basis to third parties associated with contestable claim reviews, including obtaining medical records. Such reimbursement will be in proportion to the Reinsurer’s share of the risk associated with the claim. The Reinsurer will not reimburse expenses incurred by the Company’s in house employees nor will it reimburse those expenses incurred by the Company as a result of a dispute arising out of conflicting claims of entitlement to policy proceeds or benefits.

Furthermore, the Reinsurer will not reimburse the Company for any expenses if said expenses were not incurred by the Company while investigating, defending or settling a claim.

3.Misrepresentation or Suicide. If the Company returns premium to the policyowner or beneficiary as a result of misrepresentation or suicide of the insured, the Reinsurer will refund net reinsurance premiums received on that policy without interest to the Company in lieu of any other form of reinsurance benefit payable under this Agreement.

ARTICLE X CONTINUES…

1.Extra-Contractual Damages. The Reinsurer will not participate in extra-contractual damages that are awarded against the Company as a result of an act, omission, or course of conduct committed by the Company, its agents, or representatives in connection with claims covered under this Agreement. To the extent permitted by law, the Company shall remain solely liable for all fines, penalties or other assessments imposed against the Reinsurer by any Insurance Department or other governmental entity for any conduct of the Company, its employees or authorized representatives, which was not expressly authorized, in writing, by the Reinsurer.

The Parties recognize that circumstances may arise which in equity would require the Reinsurer, to the extent permitted by law, to share proportionately in extra-contractual damages. The Parties agree that such circumstances are limited to those situations in which the Reinsurer agreed to join, or been deemed to have joined if a timely written response was not provided by the Reinsurer to the Company, the contest of the coverage and agreed, in advance and in writing, with the specific act or course of conduct of the Company that ultimately resulted in the assessment of the extra-contractual damages. In such situations, the Reinsurer and the Company will share such damages so assessed in equitable proportions.

2.Accelerated Benefit. Regardless of the lien or non-lien approach to acceleration, if a reinsured accelerated benefit as a result of a Terminal or Chronic Illness is paid by the Company, the Reinsurer will reimburse its proportionate share of the accelerated benefit at the time of the Company’s payment of the accelerated benefit and upon receipt of notification that the claim has been paid. Upon the death of the insured, the Reinsurer will reimburse the Company for its proportionate share of the reinsured net amount at risk, reduced by the Reinsurer’s portion of the accelerated amount.

Regardless of the lien or non-lien approach to acceleration, if an accelerated benefit is paid by the Company and that accelerated benefit is not reinsured, then upon the death of the insured, the Reinsurer will reimburse the Company for its proportionate share of the reinsured net amount at risk, as if there had been no acceleration paid by the Company.

…END OF ARTICLE X

ARTICLE XI

RETENTION LIMIT CHANGES

If the Company changes its maximum retention limits and the Company intends to change how new business is reinsured with respect to the retention limits in Exhibit A, it will provide the Reinsurer with written notice of the intended changes sixty (60) calendar days in advance of the effective date of the change. Unless agreed in writing, between the Parties, an increase in the Company’s retention schedule will not affect an increase in the total risk amount that it may automatically cede to the Reinsurer.

…END OF ARTICLE XI

ARTICLE XII

GENERAL PROVISIONS

1)Currency. All payments and reporting by both Parties under this Agreement will be made in the currency specified in Exhibit C.

2)Premium Tax. The Reinsurer will not reimburse the Company for premium taxes.

3)Minimum Cession. The Company will not cede a policy to the Reinsurer unless the amount to be reinsured at issue exceeds the Initial Minimum Cession amount shown in Exhibit C. For any reinsured policy where the reinsured net amount at risk has fallen below the Trivial Amount limit shown in Exhibit C, the reinsurance on the policy will continue to be reported but the reported reinsured net amount at risk and reinsurance premiums will be zero. If future policy fluctuations cause the reinsured net amount at risk of the policy to rise above the Trivial Amount Limit, the reinsured net amount at risk and reinsurance premiums will resume accordingly.

4)Interest Rate. If under the terms of this Agreement, interest is accrued on amounts due either by the Company or the Reinsurer, such interest will be calculated from the due date using the 13-week Treasury Bill rate reported for the last business day of the calendar month in the “Money Rates” section of the Wall Street Journal or comparable publication.

5)Inspection of Records. The Reinsurer and the Company, or their duly authorized representatives, will have the right to inspect and audit original papers, records, and all documents relating to the business reinsured under this Agreement including but not limited to underwriting, claims processing, and administration. Such access will be provided during regular business hours at the office of the inspected party. The Reinsurer or the Company may suspend payments relating to material matters in dispute that arise from such inspection and audit until such dispute is resolved by the parties either through mutual agreement and within mutually agreed to and reasonable timeline, or that the Party suspending payment complies with the arbitration provisions of Article XVI in relation to such dispute.

The parties will annually review the various aspects relating to the reinsured policies under this Agreement. Such review shall cover the issues set forth in Exhibit H Reinsurance Treaty Checklist.

6)Off-Set. Any undisputed debts or credits, in favor of or against either the Reinsurer or the Company with respect to this Agreement, are deemed mutual debts or credits and may be offset, and only the balance will be allowed or paid.
The right of offset will not be affected or diminished because of the insolvency of either party.
7)Errors and Omissions. If through unintentional error, oversight, omission, or misunderstanding in the administration of this Agreement (collectively referred to as "errors"), the Reinsurer or the Company fails to comply with the terms of this Agreement, it shall not be deemed a breach of this Agreement, or invalidate the reinsurance, provided that, upon discovery of the error by either Party, the other is promptly notified, each thereupon will be restored to the position it would have occupied if the error had not occurred.

ARTICLE XII CONTINUES…

If it is not possible to restore each Party to the position it would have occupied but for the error, the Parties will endeavor in good faith to promptly resolve the situation in a manner that is fair and reasonable, and most closely approximates the intent of the Parties as evidenced by this Agreement and having regard to the nature of the relationship and all of the circumstances, including any financial harm caused by such error to the non-defaulting Party. Any resolution made to correct the error will not set a precedent for any similar subsequent error.

This clause will not serve to relieve either Party from making every reasonable effort to fulfill its obligations within the time standards either recommended herein or otherwise mutually agreed upon.

There is a mutual obligation on both Parties to ensure that all errors (both favorable and unfavorable) are identified and corrected at the earliest possible date. The Party first discovering the error will notify the other Party in writing promptly upon discovery thereof.

However, the Reinsurer will not provide reinsurance for policies that do not satisfy the parameters of this Agreement. If either Party discovers that the Company has failed to cede reinsurance as provided in this Agreement, or failed to comply with its reporting requirements, the Reinsurer may require the Company to audit its records for similar errors and to take the actions necessary to avoid similar errors in the future.

It is further understood that if an error occurred more than thirty-six (36) months in the past and that this error solely causes the Reinsurer to be over-retained due to lack of retrocession coverage provided by the Reinsurer’s retrocessionaires, the Parties will mutually work in good faith to place this over-retained amount. In the event that this over-retained amount cannot be placed, the Parties will proportionally share this amount with five-sixths (5/6) allocated to the Company and one-sixth (1/6) allocated to the Reinsurer.

The following are not considered errors for purposes of the Agreement:
a.Non-compliance with automatic & facultative submission provisions
b.Grossly negligent or deliberate acts or known repetitive errors.

For the avoidance of doubt, the Parties agree that the term errors relates only to clerical errors and that such errors do not constitute a breach of this Agreement.

1.Company Forms and Rates. The Company agrees to keep the Reinsurer informed of the identity and terms of its policies, riders and contracts reinsured under this Agreement, as well as any special programs affecting reinsurance hereunder. Upon request, the Company will provide the Reinsurer with a copy of its application forms, policy and rider forms, premium and nonforfeiture values, reserve tables, and any other forms or tables needed for proper handling of reinsurance under this contract. The Company will advise the Reinsurer in writing of any material changes to existing forms, nonforfeiture values and reserve tables, or new forms it may adopt.

2.OFAC Compliance. The Company and the Reinsurer each represents and warrants that it is in compliance with all laws, regulations, judicial and administrative orders applicable to the Party and to the business reinsured under this Agreement, as they pertain to sanction laws administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and with Trade Embargo Laws, as such laws may be amended from time to time (collectively, the “Laws”). Neither Party will be required to take any action under this Agreement that would violate said Laws, including, but not limited to, making any payments in violation of the Laws.

ARTICLE XII CONTINUES…

The Company agrees to, prior to ceding any risk to the Reinsurer under this Agreement, screen, in accordance with current industry standards for the U.S. life insurance industry, each risk to ensure that an owner or insured is not on the OFAC List of Specially Designated National and Blocked Persons (a “Prohibited Person”). The Company agrees to, prior to making payment of any claim on a policy reinsured under this Agreement, screen the risk to also ensure that the beneficiary is not a Prohibited Person.

The Company will not cede or otherwise transfer to the Reinsurer, any liabilities under any policy if an owner, insured, or beneficiary of such policy is a Prohibited Person.

Should either Party discover or otherwise become aware that a reinsurance transaction has been entered into or a payment has been made in violation of the Laws, the Party who first becomes aware of the violation will notify the other Party within five (5) business days of such discovery, and the Company will provide to the Reinsurer written notice of all information known by the Company regarding the identity of the Prohibited Person, including the name, date of birth, country, state or province and street address of the residence and/or business, social security number, driver’s license number or other government identification number, and telephone number(s) of such Prohibited Person. The Parties will cooperate in order to take all necessary corrective actions to comply with the Laws.

1.Anti-Money Laundering. Each Party, for its part, undertakes that it will discharge its duties under all applicable anti-money laundering legislation and relevant regulations or rules promulgated, and specifically under proceeds of crime (money laundering) and terrorist financing acts and regulations, as such legislation and regulations exist now and hereafter. Each Party, for its part, agrees that it will be solely responsible for any and all fines and/or penalties levied or assessed on it, by reason of its failure to discharge its said duties under all present and future anti-money laundering laws and regulations that are applicable to the Party and to the business reinsured under this Agreement.

2.Foreign Account Tax Compliance Act. The Company and the Reinsurer each represents that it is in compliance with all laws and requirements applicable to it and to the business reinsured under this Agreement, as they pertain to the Foreign Account Tax Compliance Act. Both the Reinsurer and the Company agree to provide all information necessary to comply with the Foreign Account Tax Compliance Act (FATCA) consistent with Sections 1471 – 1474 of the US Internal Revenue Code and any Treasury Regulations, or other guidance issued pursuant thereto, including, without limitation, as applicable, Forms W-9, Forms W-8BEN-E, any information necessary for the Parties to enter into an agreement described in Section 1471(b) of the U.S. Internal Revenue Code and to comply with the terms of that agreement or to comply with the terms of any inter-governmental agreements between the U.S. and any other jurisdictions relating to FATCA. This information shall be provided promptly upon reasonable request by either Party to this Agreement and promptly upon learning that any such information previously provided has become obsolete or incorrect.

If the Company or the Reinsurer fails to provide the other Party with the required documentation in a timely manner, the Party that has not received the documentation will have the right to withhold from the Party that has failed to provide such documentation, any amounts necessary, up to the maximum amount allowed by law, in order to be in compliance with the regulations.

…END OF ARTICLE XII

ARTICLE XIII

DAC TAX

The Parties to this Agreement agree to the following provisions pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations effective December 29, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended:

a.The Party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1).

b.Both Parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency, or as otherwise required by the Internal Revenue Service.

c.If requested by the Reinsurer, the Company will submit a schedule to the Reinsurer by May of each year with its calculation of the net consideration for the preceding calendar year. The Reinsurer may contest such calculation by providing an alternative calculation to the Company in writing within thirty (30) calendar days of the Reinsurer’s receipt of the Company’s calculation. If the Reinsurer does not so notify the Company within the required timeframe, the Reinsurer will report the net consideration as determined by the Company in the Reinsurer’s tax return for the previous calendar year.

d.If the Reinsurer contests the Company’s calculation of the net consideration, the Parties will act in good faith to reach an agreement as to the correct amount within thirty (30) calendar days of the date the Reinsurer submits its alternative calculation. If the Company and the Reinsurer reach an agreement on an amount of net consideration, each Party will report the agreed upon amount in its tax return for the previous calendar year.

e.Both the Company and the Reinsurer represent and warrant that they are subject to United States taxation under either Subchapter L or Subpart F of Part III of Subchapter N of the Internal Revenue Code of 1986, as amended.

…END OF ARTICLE XIII

ARTICLE XIV

INSOLVENCY

Each Party represents and warrants to the other Party that it is solvent on a statutory basis in all states in which it does business or is licensed. Each Party will promptly notify the other Party if it is subsequently financially impaired.

1)Definition of Insolvency. A Party to this Agreement will be deemed insolvent when it:

a.applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor of its properties or assets; or
b.is adjudicated as bankrupt or insolvent; or
c.files or consents to the filing of a petition in bankruptcy, seeks reorganization to avoid insolvency or makes formal application for any bankruptcy, dissolution, liquidation or similar law or statute; or
d.becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the Party’s domicile.

2)Insolvency of the Company. In the event of the insolvency of the Company, all reinsurance payments due under this Agreement will be payable directly to the liquidator, rehabilitator, receiver, or statutory successor of the Company, without diminution because of the insolvency, for those claims allowed against the Company by any court of competent jurisdiction or by the liquidator, rehabilitator, receiver or statutory successor having authority to allow such claims.

In the event of insolvency of the Company, the liquidator, rehabilitator, receiver, or statutory successor will give written notice to the Reinsurer of all pending claims against the Company on any policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding. While a claim is pending, the Reinsurer may investigate and interpose, at its own expense, in the proceeding where the claim is adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, rehabilitator, receiver, or statutory successor.

The expense incurred by the Reinsurer will be chargeable, subject to court approval, against the Company as part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the Company solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are participating in the same claim and a majority in interest elects to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Company.

The Reinsurer will be liable only for the amounts reinsured and will not be or become liable for any amounts or reserves to be held by the Company on policies reinsured under this Agreement.

3)Insolvency of the Reinsurer. In the event of the insolvency of the Reinsurer, the Company may, upon ninety (90) calendar days’ written notice to the Reinsurer, its liquidator, receiver or statutory successor, terminate this Agreement for new business and/or recapture all of the business reinsured under this Agreement and without payment of a recapture fee. The Parties agree that the effective date will be no earlier than the effective date of the Reinsurer’s insolvency.

…END OF ARTICLE XIV

ARTICLE XV

REINSURER’S RIGHT OF NOTICE OF MATERIAL UNDERWRITING CHANGES

The Company will provide written notice to the Reinsurer of any material changes in its underwriting rules or guidelines with respect to business covered under this Agreement subject to the following:

a.The Company will send a written notice at least thirty (30) calendar days prior to the implementation of such material change and will use commercially reasonable efforts to notify the Reinsurer via telephone, of the substance of the change(s) set forth in the written notice, within two (2) business days of sending such written notice.

b.The Reinsurer will respond in writing within fifteen (15) business days following receipt of written notice of any requested changes.

c.If the Reinsurer fails to advise, in writing at the end of the fifteen (15) business day review period, whether it approves or rejects the proposed change, the Reinsurer will be deemed to have automatically approved the change(s) on the basis that the Company requested.

d.If the Reinsurer appropriately responds, in writing, at the end of the fifteen (15) business day review period, but rejects the proposed change, the Reinsurer shall have liability with respect to the policy issued pursuant such change, but only if the policy would have been issued and reinsured under the terms of this Agreement in the absence of such change. If such Policy is issued, the Reinsurer’s liability will correspond to that which exists absent the change.

e.If the Company does not provide the Reinsurer with the appropriate written notice of such change, the Reinsurer shall have no liability with respect to the policies issued pursuant to such changes.

…END OF ARTICLE XV

ARTICLE XVI

ARBITRATION

1)Intention. It is the intention of the Reinsurer and the Company that the customs and practices of the life insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. The Parties agree to act in all matters with the highest good faith. However, if the Reinsurer and the Company cannot mutually resolve a dispute that arises out of or relates to this Agreement, the dispute will be decided through arbitration as a precedent to any right of action hereunder.

2)Process. To initiate arbitration, either the Company or the Reinsurer will notify the other Party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The Party to which the notice is sent will respond to the notification in writing within fifteen (15) business days of its receipt.

There will be three arbitrators who will be professionals with at least ten (10) years’ experience in the life insurance or life reinsurance industry or current or former senior officers of life insurance or life reinsurance companies, other than the Parties to this Agreement, their affiliates or subsidiaries. Each of the arbitrators will be impartial with respect to the dispute. Each of the Parties will appoint one of the arbitrators and these two arbitrators will select the third arbitrator. If either Party refuses or neglects to appoint an arbitrator within sixty (60) calendar days of the initiation of the arbitration, the other Party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within thirty (30) calendar days of the appointment of the second arbitrator, then each arbitrator will nominate three individuals selected from the ARIAS-US list of certified arbitrators. Each arbitrator will then decline two of the nominations presented by the other arbitrator. The third arbitrator will then be chosen from the remaining two nominations by drawing lots.

3)Arbitration Hearing. The site of the arbitration will be mutually agreed to by the Parties and in no event will this be more than six (6) months after the appointment of the third arbitrator. As soon as possible, the arbitrators will establish arbitration procedures as warranted by the facts and issues of the particular case. The arbitrators will follow the ARIAS-US Rules for the Resolution of US Insurance and Reinsurance Disputes. The arbitrators may consider any relevant evidence; they will weigh the evidence and consider any objections. Each Party may examine any witnesses who testify at the arbitration hearing.

4)Governance. Notwithstanding that this Agreement will be governed by the law of the state of Iowa in accordance with Article I.3, the rights and procedures applicable to any arbitration commenced under this Article will be governed by the Federal Arbitration Act rather than any state arbitration act. This Article will survive termination of this Agreement.

Decision. The arbitrators will base their decision on the terms and conditions of this Agreement and the customs and practices of the life insurance and reinsurance industries. The arbitrators, however, will consider this Agreement an honorable engagement rather than merely a legal obligation; they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the arbitrators will be made by majority rule and will be submitted in writing. The decision will be final and binding on both Parties and there will be no appeal from the decision. Either Party to the arbitration may petition any court having jurisdiction over the Parties to reduce the decision to judgment.

ARTICLE XVI CONTINUES…

1.Costs of Arbitration. Unless the arbitrators decide otherwise, each Party will bear the expense of its own arbitration activities, including its appointed arbitrator and any outside attorney and witness fees. The Parties will jointly and equally bear the expense of the third arbitrator and other costs of the arbitration.

…END OF ARTICLE XVI

ARTICLE XVII

CONFIDENTIALITY

The Company and the Reinsurer agree that Private Information and Proprietary Information will be treated as confidential. Private Information includes, but is not limited to, Personally Identifiable Information, Protected Health Information, and any other legally protected information (collectively, “Private Information”). The Company agrees to, and will, transmit Private Information to the Reinsurer on an encrypted basis using encryption methods and software generally accepted and customarily used in the insurance industry. “Personally Identifiable Information” is any information about an individual that can be used to distinguish or trace an individual’s identity, such as first and last name plus social security number or any other unique identifier such as driver’s license or other government issued ID number, financial account numbers or access codes, date of birth, email address, mother’s maiden name and any other information that is linked or linkable to an individual, such as medical, educational, financial, and employment information about proposed, current, and former policyowners, insureds, applicants, and beneficiaries of policies issued by the Company. “Protected Health Information” is any information, whether oral or recorded in any form or medium that (i) is provided or received by a health care provider, health plan, public health authority or health care clearinghouse, and (ii) relates to the past, present, or future physical or mental health or condition of an individual, the provision of health care to an individual, or the past present, or future payment for the provision of health care to an individual.

Proprietary Information includes, but is not limited to, business plans and trade secrets, mortality and lapse studies, underwriting manuals and guidelines, applications and contract forms, and the specific terms and conditions of this Agreement.

The Parties will not disclose such information to any other parties unless agreed to in writing, except as necessary for retrocession purposes, as requested by external auditors, as required by court order, or as required or allowed by law or regulation.

Private Information and Proprietary Information will not include information that:
a.is or becomes available to the general public through no fault of the party receiving the Customer or Proprietary Information (the “Recipient”);
b.is independently developed by the Recipient;
c.is acquired by the Recipient from a third party not covered by a confidentiality agreement; or
d.is disclosed under a court order, law or regulation.

The Company acknowledges that the Reinsurer may aggregate data with other companies reinsured with the Reinsurer as long as the data cannot be identified as belonging to the Company.

…END OF ARTICLE XVII

ARTICLE XVIII

DURATION OF AGREEMENT

This Agreement is indefinite as to its duration. The Company or the Reinsurer may terminate this Agreement with respect to the reinsurance of new business by giving ninety (90) calendar days written notice of termination to the other Party, in which case the termination date of this Agreement shall be the ninetieth (90th) calendar day after the date notice is given.
During the notification period, the Company will continue to cede and the Reinsurer will continue to accept policies covered under the terms of this Agreement. The Reinsurer shall not be liable for policies with issue dates on and after the termination date of this Agreement. Reinsurance coverage on all reinsured policies will remain in force until the termination or expiry of the policies or until the contractual termination of reinsurance under the terms of this Agreement, whichever occurs first.

…END OF ARTICLE XVIII
30

ARTICLE XIX

EXECUTION

This Agreement is effective as of 12:01 a.m. on April 1, 2017 (the "Effective Date"), and applies to all eligible policies with issue dates on or after such date. The Company and the Reinsurer acknowledge and agree that the Company may backdate policies up to six (6) months, or longer if in accordance with state regulations, only for the purpose of saving age even if the backdated issue date precedes the Effective Date of this Agreement.

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

In witness whereof, the Parties to this Agreement have executed this Agreement in duplicate.

SYMETRA LIFE INSURANCE COMPANY
West Des Moines, Iowa

By:    /s/Brigitte Labreche            By: /s/ Michael Polonsky

Name: Brigitte Labreche                Name: Michael Polonsky
Title: AVP and Senior Actuary            Title: AVP and Senior Actuary
Date:7/25/2017                    Date: 7/26/2017

M LIFE INSURANCE COMPANY
Denver, Colorado

By:    /s/ Bruce Fuller                By: /s/ Craig T. Shigeno

Name: Bruce Fuller                 Name: Craig T. Shigeno
Title: VP                    Title:    President & COO
Date:8/2/2017                    Date:8/3/2017

..END OF ARTICLE XIX

EXHIBIT A

RETENTION LIMITS OF THE COMPANY

a.Life Insurance – The Company will retain [REDACTED]% of the entire face amount under each insured life. It is understood that the Company may seek indemnity reinsurance for its retained risks in excess of its maximum dollar retention with respect to the reinsured policies under this Agreement. It is further understood that should the Company seek indemnity reinsurance for risks within its maximum dollar retention, it will seek approval from the Reinsurer, which approval will not be unreasonably withheld.

b.Riders – Same as Life

EXHIBIT B PLANS COVERED

Policy plans, riders and benefits issued on plans shown below may qualify for automatic reinsurance under the terms of this Agreement.

a.Plan Identification    Issue Ages

Milestone VUL-G    20-85*

* If a misstatement of issue age results in an age lower or higher actual age than the usual issue ages of the product, the policy will continue to be reinsured under this Agreement.

b.Riders    Issue Ages

Lapse Protection Benefit (LPB) Rider    Same as base policy
Accelerated Death Benefit for Terminal Illness    Same as base policy (with no cost to the insured)
Accelerated Death Benefit for Chronic Illness    Same as base policy (with no cost to the insured)

Acceleration riders not listed above are not reinsured under this Agreement.

c.Conversions, Replacements and Exchanges

Any plan offered by the Company and available to the insured at time of replacement or exchange.

There are currently no conversion options available on the products and riders covered by this Agreement.

EXHIBIT C AUTOMATIC BINDING LIMITS

a.Life Reinsurance

The maximum amount the Company will issue and automatically reinsure on any one life, including prior policies issued to the insured, will not exceed

Issue Age	Standard	Table A- Table D	Table E- Table H	Table l- Table P
0-70	$35,000,000	$35,000,000	$25,000,000	*
71-80	35,000,000	35,000,000	15,000,000	*
81-85	15,000,000	7,500,000	*	*

Reinsurer – The Reinsurer will automatically reinsure [REDACTED]% of the Net Amount at Risk per life, not to exceed the amounts below.

Issue Age	Standard	Table A- Table D	Table E- Table H	Table I+
0-70	$17,500,000	$17,500,000	$12,500,000	*
71-80	17,500,000	17,500,000	7,500,000	*
81-85	7,500,000	3,750,000	*	*

For the purpose of determining the Automatic Binding Limits, each $2.50 per $1,000 flat extra rating will be considered one table.

* Fac / Fac Ob only

b.Waiver of Mortality Risk Premium Disability Benefits – Not Applicable

c.Accidental Death Benefits – Not Applicable

d.Riders – Same as life

e.Jumbo Limits – Automatic coverage of any risk will be granted only if the total amount inforce and applied for on the life in all insurance companies, including any amount to be replaced, but excluding 1035 amounts where a signed absolute assignment form has been received, does not exceed the amount below.

$65,000,000 Issue Ages 0-80 40,000,000 Issue Ages 81-85

In the event that the Company issued a policy that causes the Jumbo Limit to be exceeded 1) either unintentionally or as a result of all or a portion of the amount tendered for replacement not being cancelled or terminated for any reason; 2) as a result of a portion of any replaced policy being subsequently reinstated; or 3) if a previously unknown amount of in force insurance with another company becomes known; and the Company inadvertently automatically cedes the policy to the Reinsurer under this Agreement (the “Jumbo Breach”), the Reinsurer agrees to provide coverage on the policy up to its normal automatic capacity, not to exceed its then available retention on that life.

With respect to any amounts in excess of the Reinsurer’s then available retention, the Reinsurer agrees to undertake the following. As long as the insured is not deceased, both parties will endeavor, in good faith, to place any normal automatic capacity in excess of the Reinsurer’s then available retention. If the insured is deceased, the Jumbo Breach was not the result of negligence or obvious oversight by the Company, and a Jumbo Breach is a rare event for the Company, the Reinsurer will, in good faith, discuss the merits of an exception payment with the Company. If the Reinsurers concurs with the merits of the case, it will further discuss these with its retrocession partners, as applicable.

a.Cession Amounts
Minimum Cession    zero Trivial Amount    zero

b.Currency
United States dollars

c.Professions
Full-time professional athletes, as disclosed on the life application, are excluded from automatic reinsurance under this Agreement but may be submitted for facultative consideration. Full-time professional athletes are individuals playing on any of the following: Major League Baseball, National Football League, National Hockey League or National Basketball Association.

d.Countries
Policies issued to citizens and/or permanent residents of the United States and Canada

e.Temporary Insurance Limit
$250,000

EXHIBIT D-1

SELF-ADMINISTERED REPORTING

The Company will maintain adequate records to administer the reinsurance accounts and will cede reinsurance under this Agreement on a self-administration basis. Within thirty (30) days after the end of the reporting period, the Company will provide the Reinsurer with an activity report(s) in a mutually agreed upon electronic format, substantially in conformity with the following:

A)New Business and Renewals Premium Statement
A report of all reinsurance policies issued or renewing during the past (month/quarter), which will include the policy detail shown below. The report will be accompanied by reinsurance premiums and allowances, if applicable, for such policies.

a)New business and other first year issues, and renewals and each segment should state the gross reinsurance premium, allowances and resultant net reinsurance premium due for each life reinsurance policy.
b)Premium due for supplemental benefits.
c)Transaction code
d)Transaction effective date
e)Policy number
f)Name of insured (surname, first name, middle initial)
g)Date of birth
h)Gender
i)Issue age
j)Policy issue date
k)Plan of insurance
l)Policy amount
m)Reinsurance amount
n)Reinsured Net amount at risk
o)Table rating
p)Flat extra amount and duration
q)Tobacco class
r)Country/state of residence
s)Automatic/facultative obligatory/facultative indicator
t)DWP, ADB, Rider reinsurance amount (if applicable)

C)Policy Exhibit
Summary of policy movement during the reporting period. The Company will provide a summary of new issues, terminations, recaptures, changes, death claims and reinstatements during the month(s) and the inforce reinsurance at the end of the reporting period.

D)Quarterly In force Listing
Within thirty (30) calendar days after the close of each calendar quarter, the Company will furnish the Reinsurer with a list of reinsurance by policy which will include the information shown in items 5 through 20, shown in Section A, above.

EXHIBIT D-2

REQUEST FOR FINANCIAL REPORTING INFORMATION

The Company will provide the following information as soon as practical after the close of the quarter but not later than the due date as stated in this Agreement, including monthly or other interim reports if available. All reports should include both the Reinsurer’s Treaty Number as well as the Company’s reference number. The Company must maintain and provide upon request, sufficiently detailed reports such that reserve calculations can be independently verified by the reinsurer’s auditors and examiners.

A)Quarterly Reporting
a)Policy counts and face amount ceded.
b)Gross and tabular net due, deferred and advance premium split between first year and renewal.
c)Statutory reserves, split between YRT and coinsurance reserves and by type of reserve and issue year. Type of reserve should coincide with Exhibits 5, 6, 7 and 8 of the Annual Statement; e.g. Exhibit 5 – Aggregate Reserve for Life Contracts
d)Claim information, including Claim Number, Policy number, Insured’s Name, Business or Policy Type, Type of Reinsurance (Co or YRT), Notification Date, Date of Death, Date of Birth, Claim Amount, Status (paid, pending, resisted).
e)Estimated tax reserves corresponding to the statutory reserves described above (4th quarter only).

B)Annual Statutory Reporting
a)Reserves in Exhibit 5 format (if not provided by valuation basis in quarterly reports).
b)Actuarial Opinion signed by the appointed actuary
c)For reserves using X-factors that are less than 100% in any duration, an actuarial opinion supported by an actuarial report with sufficient supporting documentation and detailed data to allow an independent review of the X-factors.
d)Policy Exhibit
e)Policy level detail statutory reserve listing via electronic media.
f)Exhibit reconciling detail listing to summary reports.

C)Annual Tax reporting
a)Actual tax reserves by tax valuation basis.
b)DAC tax information as stated in the treaty.

D)Electronic Data Transmission.
The Company shall consult with the Reinsurer to determine the appropriate reporting format. Should the Company subsequently desire to make material changes in the data format or the code structure, the Company shall communicate such changes to the reinsurer prior to the use of such changes in reports to the Reinsurer.

EXHIBIT E REINSURANCE PREMIUMS

a.Life
Single Life Plans Reinsurance premium rates per thousand for the life risk will be [REDACTED], as shown in this Exhibit E, multiplied by the percentages shown in Exhibit E.1, and any applicable substandard ratings and flat extra charges, net of applicable allowances.

Plans
Milestone VUL-G

b.Waiver of Mortality Risk Premium Disability Benefits
Not applicable

c.Riders
Reinsurance premiums are as follows.
Lapse Protection Benefit (LPB) Rider - no additional premium Accelerated Death Benefit for Terminal Illness - no additional premium Accelerated Death Benefit for Chronic Illness - no additional premium

d.Policy Fees
Not Applicable.

e.Substandard Ratings
Premiums will be based on the Substandard Smoker and Substandard Non Smoker rate increased by an extra 25% per table of assessed rating.

f.Flat Extras
The total premium remitted to the Reinsurer will include the flat extra premium on the current reinsured risk amount, minus the allowances shown below.

Type of Flat Extra    First Year    Renewal
Temporary (1-5 years)    [REDACTED]%    [REDACTED]%
Permanent (6 years and over) [REDACTED]%    [REDACTED]%

EXHIBIT E

[REDACTED]
39

EXHIBIT E.1

(Premium Percentages attached)
The reinsurance premium rates for all years will be [REDACTED]

EXHIBIT F

UNDERWRITING GUIDELINES AND NOTIFICATION

The Company affirms that its retention schedule, underwriting guidelines, issuance rules, premium rates and policy forms applicable to the reinsured policies and in effect as of the effective date of this Agreement have been supplied to the Reinsurer or will be supplied to the Reinsurer, upon request, within five (5) business days, and have been approved by the Reinsurer. This includes:
i.Policy Application Forms
ii.Underwriting Manual and Agent’s Guide
iii.Policy Delivery and Reinstatement Rules
iv.Medical and Non-Medical Requirements
v.Financial Questionnaires
vi.Tobacco Use Guidelines
vii.Preferred Underwriting Guidelines
viii.Procedures for Allocation of Facultative Cases Among Reinsurers
ix.Practices and applicable forms in compliance with current Medical Information Bureau (MIB) guidelines

Any proposed material changes to the Company’s underwriting rules or guidelines are subject to the provisions of Article XV of this Agreement.

EXHIBIT G

CONVERSION, EXCHANGE AND REPLACEMENT PREMIUMS

Reinsurance premium rates per thousand for policies resulting from the conversion, exchange or replacement of a policy or rider reinsured under this Agreement will be the same net reinsurance premium rate per thousand applicable to the original policy, applied on a point-in-scale basis from the issue age and duration of the original policy unless considered new business. If considered new business and reinsured under this Agreement, the reinsurance premium rates per thousand are found in Exhibit E and will be based on the newly assessed risk characteristics, with a new issue ages and will re-start at duration 1.

At this time there are no conversion features on the reinsured products and riders listed in Exhibit B.

EXHIBIT H REINSURANCE TREATY CHECKLIST
Year 20xx Annual Reinsurance Checklist

COMPANY INFORMATION
Recipient: Symetra Life Insurance Company (the Company) Sender: M Life Insurance Company	Treaties Under Review:
Date of Review:	M Financial Re Reviewer: The Company Reviewer:
INSTRUCTIONS TO THE COMPANY REVIEWERS

This reinsurance checklist is intended as a tool for M Financial Re to review with you the key aspects of the business under our relevant treaties. However, the parties remain subject to all their respective obligations under our treaties, and this reinsurance checklist does not alter those obligations.

Please find attached copies of certain documents relating to our treaties that M Financial Re currently has on file. Please review and verify these documents and confirm that they are still current or provide a summary of changes and attach any updated information or documents. The Company will draft any amendments to our treaties that may be necessary as a result of any changes to the relevant documents.

In addition, please review the topics and specific points in this checklist below and provide us the requested confirmation and/or information.

Finally, please note that this reinsurance checklist is not intended to be exhaustive. We invite you to provide us any other information or documents relevant to the business under our treaties.

UNDERWRITING
Is the attached age and amount chart still current?

Are the attached guidelines for aviation, athlete, entertainer, foreign nationals, and foreign travel still current?

Are the attached Preferred Criteria still Current?

Are there any “wellness credit” or “table shave” programs not included the underwriting guidelines?
Have there been any additions of other lifestyle credit or table forgiveness programs?

Are there any changes to the remaining pages in the attached field underwriting guidelines?

Are the attached application forms, Oregon Specific, that M Financial Re has on file, including TIA requirements, still current?

Please confirm which underwriting manual is in use:

Other Underwriting items suggest be monitored annually:
3.02 – Have all material changes in the underwriting requirements, reinstatement procedures, and other information pertinent to risks reinsured been reported to M Financial Re at least 30 days prior to their taking effect? List changes.

3.02 – Confirm written notification to M Financial Re of any exception decisions made to meet competition or to offer a better rating to place a case without reasonable underwriting justification (which was not eligible for Automatic Reinsurance) and how reinsured (e.g. facultative, fully retained).

3.07 – Confirm written authorization from M Financial Re is on file for all facultative cases ceded to M Financial Re in attached file.

PRODUCTS REINSURED
Are the product and rider summaries, including effective dates, correct?

Are there six (e.g.) risk classes for all products (4 nonsmoker and 2 smoker)?

Are there any updates to the policy forms since inception of the treaty?

REINSURANCE LIMITS
Are the attached company retention limits, binding limits, jumbo limits, and issue ages (including definitions and numerical limits) and all modifications therein:

1)Substandard
2)Aviation
3)Athletes are defined how? Is retention reduced?
4)Foreign nationals (see underwriting guidelines)

…still current?

ADMINISTRATION
Is the attached plan code listing still current? Please update where there are question marks…

Please confirm the attached translations of the TAI reinsurance cession and transaction feeds:
1)automatic/facultative indicators
2)risk class codes
3)substandard ratings
4)continuations
Is M Financial Re’s interpretation of the mappings correct?

Do you have reinsurance administration organizational chart for M Financial Re contacts that you can share?

CLAIMS
Do you have specific claims procedures that you can provide M Financial Re?

Does your company perform social security sweeps on a regular basis to identify IBNR claims?

Does your company use TAI or a different administration system to process claims? Please describe.

Do you have a claims personnel organizational chart for M Financial Re contacts that you can share?

GENERAL

We show the following list of amendments have been executed between our companies:

Please confirm the attached list of outstanding provisions or documents in need of review/execution and provide updates or additions:

    { list of outstanding amendments, etc }

Please confirm that the Company continues to be, in compliance with all laws, regulations, judicial and administrative orders as they pertain to the sanction laws administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) with respect to the business under the treaties. Should the Company discover or otherwise become aware that a transaction has been entered into in violation of OFAC, please notify us immediately.

Please identify any other relevant issues and provide any other relevant information or documents.

REINSURANCE STRUCTURE

Please provide existing reinsurance pool structures (for the Company’s share of the business):

M Financial Re’s existing reinsurance pool structures (for its share of the business):

Reviewed and acknowledged by:

Name:

Title:

Date:

Company: Symetra Life Insurance Company

Name:

Title:

Date:

Company: M Financial Re